Exhibit 4(c)

RTI INTERNATIONAL METALS, INC.

2004 STOCK PLAN

Dated April 30, 2004

As amended January 26, 2007

1. Purpose. The RTI International Metals, Inc. 2004 Stock Plan is designed to: (i) promote the long-term financial interests and growth of RTI International Metals, Inc. (together with any successors thereto, the “Company”) and its subsidiaries by attracting and retaining qualified individuals to serve as directors and management personnel; (ii) motivate directors and management personnel by means of growth-related incentives to achieve long-range growth goals; and (iii) further the identity of interests of directors and management personnel with those of the shareholders of the Company through opportunities for increased ownership in common stock ($.01 par value) (“Common Stock”) of the Company.

2. Definitions. As used in this Plan, the following terms shall have the meanings set forth below:

(a) “Administrator” means the Board or a Committee to administer the Plan; provided, however, that the Board, in its sole discretion, may, notwithstanding the appointment of any Committee to administer the Plan, exercise any authority under this Plan.

(b) “Annual Meeting” means the Company’s annual meeting of stockholders.

(c) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, or other stock-based award under the Plan.

(d) “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(e) “Board” means the Board of Directors of the Company, as constituted from time to time.

(f) “Change in Control” means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

(1) Any person (within the meaning of that term as used in Sections 13(d) and 14(d) of the Exchange Act (a “Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that for purposes of this Plan the term “Person” shall not include (i) the Company or any of its majority-owned Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or

(2) A change in composition of the Board during any two year period such that the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, at the beginning of the two year period, are serving as directors on the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two year period or whose appointment, election or nomination for election was previously so approved, or

(3) There is consummated a merger or consolidation of the Company or a Subsidiary thereof, with any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger or consolidation at least 50% of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the Parent of such surviving entity), or the shareholders of the Company approve a plan of complete liquidation of the Company, or there is consummated the sale or other disposition of all or substantially all of the Company’s assets.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means a committee of the Board.

(i) “Director” means a member of the Board who is not an employee of the Company or any Parent or Subsidiary thereof.

(j) “Disability” means a disability as determined by the Company’s disability policy as in effect from time to time or as determined by the Administrator consistent therewith.

(k) “Effective Date” means that date in which the stockholders of the Company approve this Plan.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” means the mean of the high and low prices of the Shares on the date specified rounded up to the next whole cent (or, if there is no trading on the New York Stock Exchange on such date, then on the first previous trading date) as reported in “New York Stock Exchange Composite Transactions” in “The Wall Street Journal” or by WSJ.com or Bloomberg L.P., or if unavailable, then by reference to any other source as may be deemed appropriate by the Administrator.

(n) “Option” means a non-qualified or qualified option granted under Section 6 of this Plan.

(o) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(p) “Participant” means an individual employee or Director who has received an Award under the Plan.

(q) “Plan” means this RTI International Metals, Inc. 2004 Stock Plan.

(r) “Prior Stock Plans” means the RTI International Metals, Inc. 1995 Stock Plan and the RTI International Metals, Inc. 2002 Non-Employee Director Stock Option Plan.

(s) “Restricted Stock” means the Common Stock subject to a Restricted Stock Award.

(t) “Restricted Stock Award” means a grant of Shares subject to a risk of forfeiture or other restrictions that will lapse upon a specified amount of time since the date on which the Company granted the Participant a Restricted Stock Award or the completion of service by the Participant or the achievement of performance or other objectives, as determined by the Administrator.

(u) “Restricted Stock Unit Award” means a grant of Stock Units subject to a risk of forfeiture or other restrictions that will lapse upon a specified amount of time since the date of the grant of the Award or the Participant’s achievement of performance or other objectives, as determined by the Administrator.

(v) “Retirement” means the end of a Director’s service on the Board due either (i) to the expiration of the term for which such Director was elected; or (ii) the voluntary retirement from service on the Board before the expiration of his or her term.

(w) “Shares” shall mean shares of the Common Stock.

(x) “Stock Appreciation Right” shall mean a right to receive a payment in cash and/or Shares equal to the excess of the Fair Market Value of a Share on the date the Stock Appreciation Right is exercised over the Fair Market Value of a Share at the date of the Award of the Stock Appreciation Right for a specified number of Shares.

(y) “Stock Unit” means the right to receive a Share at a future point in time.

(z) “Subsidiary or Subsidiaries” means, as the case may be, one or more “subsidiary corporations,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(aa) “Year” means a calendar year.

3. Eligibility. Each Director and Employees of the Company and its Subsidiaries in responsible positions whose performance, in the judgment of the Administrator, may affect the Company’s success are eligible for Awards under the Plan.

4. Administration. This Plan shall be administered by the Administrator. Subject to the terms of the Plan and applicable law, the Administrator shall have full power and authority, in its discretion:

(a) to interpret, construe and administer the Plan and any instrument or agreement relating to, or Award granted under, the Plan;

(b) to select Participants to whom Awards may from time to time be granted;

(c) to determine the amount and type of Awards, including any combination thereof, to be granted to a Participant;

(d) to determine the number of Shares (if any) to be granted under an Award;

(e) to determine the Fair Market Value of the Common Stock, in accordance with this Plan;

(f) to determine and modify from time to time, in a manner consistent with this Plan, the terms and conditions of any Award (including but not limited to conditions applicable to the grant, issuance, exercisability and vesting of an Award), and approve the forms of Award Agreements for use under this Plan;

(g) to determine whether and to what extent an adjustment is required under Section 5(e) of this Plan;

(h) to determine whether, to what extent and under what circumstances, Shares and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the participant (including providing for and determining the amount, if any, of any deemed earnings on any deferred amount during any deferral period);

(i) to establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan;

(j) to make any other determination and take any other action that it deems necessary or desirable for the administration of this Plan; and

(k) to delegate to management of the Company its duties under the Plan subject to such conditions and limitations as the Administrator shall prescribe except that only the Administrator may designate and make Grants to Participants who are subject to Section 16 of the Exchange Act.

All decisions of the Administrator shall be final, conclusive and binding upon all parties, including the Company and the Participants.

5. Shares Subject to the Plan.

(a) Subject to adjustment as provided in Section 5(e) below, the number of Shares available for issuance under the Plan over the 10 Year term of the Plan shall be 2,500,000 plus the shares added to the Plan from the Prior Stock Plans pursuant to Sections 5(b) and 5(c) hereof. Upon stockholder approval of this Plan, no further grants or awards of any kind shall be made by the Company under its Prior Stock Plans.

(b) To the extent that Options granted under the Plan or under the Prior Stock Plans shall expire or terminate without being exercised or Shares awarded under the Plan or under the Prior Stock Plans shall be forfeited, such Shares shall remain available or be added to and shall increase the number of Shares available for purposes of the Plan.

(c) Shares delivered in payment of the purchase price in connection with the exercise of Options or Shares delivered or withheld to pay tax-withholding obligations or otherwise under the Plan or under the Prior Stock Plans shall be added to and shall increase the number of Shares available for purposes of the Plan.

(d) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares held in treasury by the Company.

(e) In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, an adjustment is required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The Administrator shall, in an equitable manner, adjust any or all of: (i) the number and kind of securities which may be delivered under this Plan; (ii) the number and kind of securities subject to outstanding Awards (including the number and kind of securities credited to any stock unit accounts); (iii) the exercise price with respect to any Option or, if deemed appropriate, make provisions for a cash payment to the holder of an outstanding Option; and (iv) the terms and conditions of the Awards as the Administrator deems appropriate. No adjustment or substitution provided for in this Section 5(e) shall require the Company to issue or to sell a fractional share and the total adjustment or substitution with respect to each Award Agreement shall be limited accordingly.

6. Options. Options may be granted to Participants either alone or in addition to other Awards granted under the Plan. The total number of Shares that may be purchased pursuant to individual Option Awards shall be determined by the Administrator at the time of grant. The Options granted may be either statutory stock options intended to qualify under Section 422 of the Code or non-qualified stock options that are not intended to qualify under Section 422 of the Code; provided, however that Options granted to Directors will be non-statutory stock options which will not qualify under Section 422 of the Code. Options shall have the following terms and conditions:

(a) Price and Term of Options. The purchase price per share of Shares deliverable upon the exercise of each Option shall be no less than 100% of the Fair Market Value per share of the Shares on the date the Option is granted. Each Option shall have a term not to exceed ten years from the date of grant. Qualified stock options shall be priced and issued on terms that comply with all relevant provision of the Code.

(b) Payment. The Administrator shall determine the method or methods by which, and the form or forms, including, without limitation, cash, Shares, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which payment of the exercise price with respect to an Option may be made or deemed to have been made. Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available under the Option by the number of Shares as to which the Option is exercised.

(c) Award Agreement. Each Option granted hereunder shall be evidenced by an Award Agreement with the Company, which shall contain the terms and provisions set forth herein and shall otherwise be consistent with the provisions of this Plan.

7. Stock Appreciation Rights. Stock Appreciation Rights may be granted to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6 above. Any Stock Appreciation Right related to an Option may be granted at the same time the Option is granted or at any time thereafter, before the expiration or exercise of such Option. To the extent applicable, Stock Appreciation Rights shall generally be subject to the same terms and conditions that are applicable to Options pursuant to Section 6 above including, without limitation, being evidenced by an Award Agreement.

8. Restricted Stock. Restricted Stock Awards may be issued to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, or for such other consideration as determined by the Administrator, either alone or addition to other Awards granted under the Plan. All or part of a Restricted Stock Award may be subject to conditions including, but not limited to, continuous service with the Company, achievement of business objectives; individual, unit and Company performance and other criteria; and provisions for forfeiture and restricting transfer. Subject to such forfeiture and transfer restriction provisions as may be established by the Administrator, any Participant receiving a Restricted Stock Award shall have all the rights of a shareholder of the Company with respect to Shares of Restricted Stock, including the right to vote the Shares and the right to receive any cash dividends thereon, provided, however, that a dividend or other distribution with respect to the Restricted Stock, other than a cash dividend, shall be delivered to the Company (and the Participant shall, if requested by the Company, execute and return one or more irrevocable stock powers related thereto) and shall be subject to the same restrictions as the Restricted Stock with respect to which such dividend or other distribution was made. To the extent applicable, Restricted Stock Awards shall generally be subject to the same terms and conditions that are applicable to Options pursuant to Section 6 above including, without limitation, being evidenced by an Award Agreement.

9. Annual Retainer to Directors.

(a) Director Retainer Payments. The Company shall pay each Director an annual retainer in an amount to be determined by the Board (the “Retainer Payment”); provided, however, that not more than fifty percent (50%) of the Retainer Payment shall be paid in the form of Shares pursuant to this Section 9 and the balance of the Retainer Payment shall be paid in the form of cash.

(b) Grant of Restricted Stock. Each Director shall receive Restricted Stock Awards consistent with Section 8 hereof and the other terms of this Plan upon the completion of each Annual Meeting during the term of this Plan, and such Award shall vest immediately prior to the next Annual Meeting following the date of the grant. A stock certificate for the Shares under a Restricted Stock Award will be issued in the name of the Participant and deposited, together with a stock power endorsed in blank by the Participant, with the Company, until the lapse of restrictions thereon. In the event a Participant is elected or appointed on a date other than the date of the Annual Meeting, the Participant’s Award shall be pro-rated such that the Participant shall receive the Restricted Stock awarded on the date of the immediately preceding Annual Meeting, multiplied by (i) the number of full calendar months before the next Annual Meeting, divided by (ii) 12.

(c) Lapse of Restrictions. After the Shares of Restricted Stock vest, the Company shall deliver the corresponding Shares free and clear of all restrictions to the Participant (or the Participant’s legal representative, beneficiary or heir.)

(d) Forfeiture. In the event a Participant’s membership on the Board terminates for reasons other than death, Disability or Retirement, any non-vested Shares of Restricted Stock shall terminate and all of the rights, title and interest of the Participant thereunder shall be forfeited in their entirety.

10. Other Stock-Based Awards. The Administrator is hereby authorized to grant to Participants such other Awards (including, without limitation, Restricted Stock Unit Awards and rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Administrator to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Administrator shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 10 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, as the Administrator shall determine, the value of which consideration, as established by the Administrator, shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

11. Additional Maximums. Subject to adjustment as provided in Section 5(e) above, the maximum number of Shares that can be granted in the form of Restricted Stock is 1,250,000.

12. Amendment and Termination. Except to the extent prohibited by applicable law:

(a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan, including, without limitation, the number of shares subject to Awards granted pursuant to this Plan, without the consent of any stockholder, Participant, other holder or beneficiary of any Award, or other person; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without: (i) stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply; or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award; and provided further, that no such amendment or alteration shall increase the aggregate number of shares that may be issued under the Plan, except as provided in Section 5(e). Notwithstanding any other provision of the Plan or any Award Agreement, no such amendment, alteration, suspension, discontinuation or termination shall be made that would (x) permit Options to be granted with a per Share exercise price of less than the Fair Market Value of a Share on the date of grant thereof or (y) except as provided in Section 5(e), reduce the exercise price of any Option established at the time of grant thereof.

(b) Correction of Defects, Omissions and Inconsistencies. The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

13. Compliance with Governmental Regulations. Notwithstanding any provision of the Plan or the terms of any agreement entered into pursuant to the Plan, the Company shall not be required to issue any securities hereunder prior to registration of the Shares subject to the Plan under the Securities Act of 1933, as amended, or the Exchange Act, if such registration shall be necessary, or before compliance by the Company or any Participant with any other provisions of either of those acts or of regulations or rulings of the Securities and Exchange Commission thereunder, or before compliance with other federal and state laws and regulations and rulings thereunder, including the rules of the New York Stock Exchange and any other exchange or market on which the Shares are listed or quoted. The Company shall use its reasonable best efforts to effect such registrations and to comply with such laws, regulations and rulings forthwith upon advice by its counsel that any such registration or compliance is necessary.

14. Compliance with Section 16. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 (or its successor rule). To the extent that any grant of an Award fails to so comply, it shall be deemed null and void to the extent permitted by law and to the extent deemed advisable by the Administrator.

15. Change in Control Provisions. Notwithstanding any provisions of the Plan or any Award Agreement to the contrary, unless the Board shall determine otherwise at the time of the grant of an Award with respect to such Award, in the event of a Change in Control all outstanding Awards shall become fully vested.

16. General Provisions.

(a) No Rights of Stockholders. Except as otherwise provided herein, neither a Participant nor a Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company in respect of any Shares issuable under the Plan in connection with any Award or Account, in whole or in part, unless and until certificates for such Shares shall have been issued.

(b) Transferability of Awards. No Award, and no right under any such Award, shall be assignable, alienable, saleable or transferable by an employee Participant otherwise than by will or by the laws of descent and distribution. No Award, and no right under any such Award, shall be assignable, alienable, saleable or transferable by a Director Participant otherwise than: (i) by will or by the laws of descent and distribution; (ii) to a trust for the benefit of the Director or his or her immediate family; or (iii) to a member of the Director’s immediate family; provided, however, that with respect to Restricted Stock Unit Awards, such Awards may not be transferred under paragraphs (ii) and (iii) above until the issuance date of the Shares underlying the Stock Units. During the Participant’s lifetime, rights under an Award shall be exercisable only by the Participant, or if permissible under applicable law, by the Participant’s guardian or legal representative.

(c) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d) Governing Law. The validity, constrictions and effect of this Plan, agreements entered into pursuant to this Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to this Plan or such agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Ohio, without regard to its conflict of laws principles.

(e) Severability. If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person, Award, or would disqualify the Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) No Trust or Fund Created. Neither the Plan nor any Award (including the establishment of a Stock Unit Account) shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive an Award, or Shares pursuant to an Award, from the Company pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g) Withholding. The Company shall be authorized to withhold from any Awards granted or any transfer made under any Award or under the Plan or from any dividend equivalents to be paid on Stock Units the amount (in cash, Shares, other securities, or other property) of any taxes required to be withheld in respect of a grant, exercise, payment or settlement of an Award or any payment of dividend equivalents under Stock Units or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of any such taxes.

(h) No Right to Continued Employment or Board Membership. The grant of an Award or establishment of a Stock Unit account shall not be construed as giving a Participant the right to be retained as an employee or director of the Company. The Board may at any time fail or refuse to nominate a Participant for election to the Board, and the stockholders of the Company may at any election fail or refuse to elect any Participant to the Board free from any liability or claim under this Plan or any Award.

(i) Cancellation. Any provision of the Plan or any Award Agreement to the contrary notwithstanding, the Administrator may cause any Award granted hereunder to be cancelled in consideration of a cash payment or alternative Award made to the holder of such cancelled Award equal in value to the Fair Market Value of such cancelled Award on the date of cancellation.

(j) Effective Date of Plan. The Plan shall be effective as of the Effective Date.

(k) Term of the Plan. No Award shall be granted under the Plan after the ten-year anniversary of the Effective Date of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to the termination of the Plan may extend beyond such date, and the authority of the Administrator to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights thereunder, and the authority of the Board to amend the Plan, shall extend beyond such date.